Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 11029	January 20, 2011
Brenda A. Blake, ext. 13202
UGI Elects Richard W. Gochnauer to Its Board of Directors;
Gozon Retires After 21 Years of Service
VALLEY FORGE, Pa., January 20—UGI Corporation (NYSE: UGI) reported that Richard W. Gochnauer has been elected a director of UGI, a distributor and marketer of energy products and services. He also was elected to the board of UGI Utilities, Inc. and will serve on the UGI Corporate Governance Committee. Gochnauer currently is Director and Chief Executive Officer of United Stationers Inc., a wholesale distributor of business products.
Concurrently, Richard C. Gozon retired from the UGI board after 21 years of service. Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Dick has served as a director since 1989 and his contribution to the Company is clearly reflected in the success we have achieved. His outstanding judgment and overall leadership skills helped guide us during his tenure on the Board. All of us will miss his insights and wisdom and we wish him well in retirement.”
“In Richard Gochnauer, UGI has found an individual who has been successful in a variety of senior management roles, including chief executive officer. We look forward to benefiting from his input in the future,” noted Greenberg.
Gochnauer, 61, has held his current post since 2002. Previously, he served as Chief Operating Officer and Director of United Stationers, President and Chief Operating Officer and Vice Chairman and President, International, of Golden States Foods Corporation, a food service industry supplier and Executive Vice President of the Dial Corporation. Mr. Gochnauer also serves as a Director of AmerisourceBergen Corporation. He holds a Masters of Business Administration from Harvard and a Bachelor of Science from Northwestern University.
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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